SUGUO SUPERMARKET CO., LTD.

                             Main Purchase Agreement

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Supplier: Songyuan City ErMaPao Green Rice Ltd.
(Hereafter refers to as "Party A")

SUGUO SUPERMARKET CO., LTD.
(Hereafter refers to as "Party B" or "SUGUO SUPERMARKET")

Both of Party A and B should abide by the principle of voluntary, fair and the equivalence paid. According to "PRC General Principles of Civil Law", "PRC Contract Law", "PRC Product Quality Law" and other provisions of such law and regulations, through friendly consultations, Party A and B reached the following agreement on supply of goods from Party A to Party B which can be complied by both sides.

--------------------------------------------------------------------------------------
Party A enterprise         _X_ Manufacturers  ___ Wholesalers  ___ Agents
category                   ___ Traders (Import and export)
--------------------------------------------------------------------------------------
Party A the nature of an   ___ State-Operating  ___ Collective  ___ Foreign Investment
enterprise                 _X_ Private
--------------------------------------------------------------------------------------
Party A business coverage  ___ Headquarter     Coverage:______________________________
                           ___ Branch          Coverage:______________________________
                           ___ Agents          Coverage:______________________________
--------------------------------------------------------------------------------------
Party A business
category
--------------------------------------------------------------------------------------
Party A registered         ____0,000 Yuan  Sales revenues for     ____0,000 Yuan
capital                                    last year
--------------------------------------------------------------------------------------

Article 1 - New Entry Goods
1.1 Party B will introduce Party A's goods positively in accordance with its own needs.
1.2 Party A should provide to Party B all the documents which are relative to Party A and its goods. The specific requirements are executed in accordance with the quality requirement in the Annex 2 of this agreement.
1.3  New entry goods
(1) When Party A's new commodities want to be sold in Party B's retailers, they should comply with Party B's procedures regulations for the introduction of new goods; apply to Party B's Commodity Management headquarters; fill out the relevant information with Party A's sealing and agree after Party B's audit.
(2) If Party A were a producer, it should at least successfully introduce 3 new products for sale in Party B before June 30, 2007 and no less than 6 new products in the entire year. If Party A were not a producer, it should at least successfully introduce 6 new products for sale in Party B before June 30, 2007and no less than 12 new products in the entire year. If Party A's successful introduction of new products' numbers in a specific time did not achieve the numbers as above, Party B could eliminate any products which have already been sold by Party B in accordance with the number of unfinished. When finished out all of varieties, Party A will be seemed as automatic clearance and the specific rehabilitation work will be processed in accordance with the Article 9, Weeding out and clearance, in this agreement.


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(3)  Party B allows the displays of Party A's new goods for market test at some fixed-point stores for three months. The fees for the display of new goods will be paid by Party A or Party B can deduct the various fees such as new goods displayed fees from Party B to Party A's account payable. The details will be signed in the further agreement by both sides.
(4) Party B has the right to decide whether to stop the marketing of the new goods during or after the market test. If the new goods were determined by Party B to stop sales and due to the high upfront investment has been made by Party B for the market test, the various fees including new goods displayed fees which Party A has already paid would not be refunded. If Party B had stocks of Party A's eliminated new goods, it would be wed out and cleaned in accordance with the Article 8 and 9 in this agreement.

Article 2 - Goods Quality
2.1 Party A promises to provide the best quality of goods to Party B and the deliveries of goods have the same quality as well as the samples which have been shown to Party B.
2.2 The quality of goods from Party A should be strictly complied with Annex 2 of this agreement.

Article 3 - Price
3.1 Price agreement
(1) The Party B's purchase prices which Party A promised are the lowest one within the prices which Party A gave to any other venders. The purchase price is the confirmed goods price (taxed price per unit) which was recorded on the value-added tax invoices from Part A. The price can be seen in Annex.
(2) If the purchase price which Party A offered to the third party were lower than the price to Party B or if there were any third party's retail sales price lower than Party B's purchase price, these would all be seen as Party A's violation to the agreement and Party A's default. Party A should accumulate the total amounts of stocks since Party A started to deliver to Party B as a base; multiply the price difference between Party B's purchase price and above and pay the product's double for Party B's economic losses. The amount paid is at least RMB 2,000 Yuan. Party B also has the right to decide by itself whether to reduce sales price.
(3) The settled prices which Party A determined to sell in the Hualian Hypermarket are the purchase price which was claimed above 3.1 (1) and (2). For each variation of price, Party A should attach the confirmed price list as an Annex in this agreement.

3.2 Price variation
(1) The purchase price which agreed by both sides should maintain stably and without the permission from Party B, Party A can not change prices by itself.
(2) If Party A wanted to change the price, it should have advance written notice to Party B. The new purchase price would be accepted after Party B's written confirmation. The new price should enter into force no later than two months after Party B accepted the change of the price and the effective date will be based on written conformation by both sides.
(3) Before the change of the price enter into force, Party A shall not limit Party B's orders by the original purchase price. If Party A had supply shortage, the shortage should be full complemented within 3 working days after the order notification was received; it should also pay RMB


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     5,000-10,000 Yuan to compensate Party B's economic losses. Otherwise, starting from the fourth day, Party B has the right to receive RMB 500 Yuan daily for compensation from Party A in order to compensate its economic losses until Party A fulfilled the shortages by the original purchase price.
3.3 According to it own situation, Party B has the right to confirm the retail price of goods which was supplied by Party A.
3.4 Price compensation. Once the current purchase price which Party A provided to Party B is lower than the original one, Party A must fully compensate the difference between current purchase price and original one for the goods which Party B did not sell before the change of the price. The amount is based on the Party B's inventory.
3.5 Without the written agreement from Party B, Party A can not provide any type of price tag on goods packing. Otherwise, Party B has the right to ask for change or return the goods and has the right to do weeding processing depend on the situation, the caused losses will be absorbed by Party A.

Article 4 - Supply
4.1 Supply destination: Party A should deliver goods to each Party B's designed supermarket stores (including hypermarkets), subsidiaries (branches), or distribution centers.
4.2 The supply from Party A to Party B (including distribution or direct delivery) should be strictly complied with the agreement in Annex 3, Supply Requirements, of this agreement.
4.3  Supply responsibility
(1) Without the written approval from commodity management headquarters of Party B (All approvals before January 1, 2006 has been cancelled), Party A are not allowed to supply any goods to any of Party B's stores (including directly-managed and franchised stores). When Party A violated this commitment, it should pay loss compensation to Party B for RMB 100,000 Yuan each time. If Party B required, Party A should clear from Party B without any condition in accordance with Article 9 about the clearance processing agreement in this agreement.
(2) Restrictions on imported goods: When Party A provided imported goods to Party B, it should deliver to the designated locations on time in accordance with the agreement between both sides. When the goods was delayed, Party A should pay the compensation for RMB 10,000 - 50,000 Yuan and Party B has the right to decide whether to accept.
(3) The invoices from Party A must conform to the facts. If the things such as did not consistent with the actual number of delivery and the agreed price happened, Party A should pay Party B the compensation for RMB 100,000 Yuan. If Party B required, Party A should clean from Party B in accordance with the Article 9 of this agreement on the clearance processing agreement
(4) If Party A expected to be a shortage of goods or out of it, it should inform the commodity management headquarter of Party B in 7 days early. Unless Party A and B achieve an agreement for the shortage matters, otherwise, Party A should cover all of Party B's losses.

Article 5 - Payment
5.1 Party B will pay the purchase price of goods to Party A in accordance with this agreement.
5.2  Payment conditions


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(1)  For the goods which have already been delivered to the Party B's designated locations on the specific time in accordance with the agreement, unless the quality of goods are defects or Party B returns the goods, and after Party
     B have already received the invoices which comply with the agreement, it should settle and pay to Party B within _30_ days after received the goods (no more than 60 days).
(2) Party A should submit the invoices to the Party B's designated location on the specific time which can cooperate with Party B to check account and settle with Party B on the agreed date.
(3)  Special goods payments are agreed by both sides separately.
5.3 Both sides agree that ____/____ (Month/Day) is the settlement date (postponed if met holiday). On that day, Party A should assigned agents to Party B's designated locations to settle money. If there were no notice for the agents, the person which Party A authorized signatory of this agreement or the person who represented for Party A to settle last month is Party A's absolute agent. Party B can be reasonably confident that he has comprehensive special authorization from Party A and has the right to represent Party A to settle, sign documents, collect money and etc.
5.4 Party B's payment can be delayed due to the special reasons. It won't be seen as a default and it needs to be consulted friendly by both sides.
5.5 Special terms. If the judiciary (people's court) or other administrations of the law enforcement agencies require Party B's assistance to shut down, freeze, and transfer Party A's payments or assist in the implementation of the other Party A's property, Party B will assist in the implementation of its legal obligations. Party A shall not raise objections to this claim and asks for compensation; Party B has no responsibility for any results. The damages which resulted from the assistance in the implementation of obligations, Party A should bear full responsibility for compensating all of Party B's losses.

Article 6 - Fee
6.1 Party A should pay the following fees in accordance with this agreement by Party B's pre- deduction from Party B to Party A's account payable.
(1)  The fees for display in new open stores.
___ Due to the needs to display its goods in Party B's new opened store, Party A should pay the one-time fee for RMB 6,000 Yuan for display in the new open store.
___ Each time when Party B open a new store (including direct-managerial store, franchise, hypermarket), and due to the needs to display its goods in the new open store, Party A should pay the new opened store display fees to Party B as the following.

Quantity of Party A's            Supermarket                   Hypermarket
goods in Party B :          (less than 4,000m(2))          (more than 4,000m2)

     < 5 items                   RMB 100 Yuan             500-600 Yuan/per item
     =
     6-15 items                  RMB 200 Yuan                 5,000 Yuan
    16-30 items                  RMB 300 Yuan                 8,000 Yuan
    > 30 items                   RMB 400 Yuan                10,000 Yuan
    =
(2) Party A agrees that every time when Party B makes a payment, it can deduct 3.5% of total amount on the taxed invoice from account payable or fixed amount for RMB _______ Yuan. This money will become the managerial fee which Party A commissions Party B to have special management for that goods.


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(3)  As Party B's sales of Party A's goods are more than 1 million Yuan per year, Party A should pay 1.5 % of the year's total amount of the actual taxed receipts as goal deduction rate to Party B. As Party B's sales of Party A's goods are less than 1 million Yuan per year, Party A should pay 3 % of the year's total amount of the actual taxed receipts as goal deduction rate to Party B. (If the early termination of this agreement and the clearance happened, Party A should pay 3 % of the year's total amount of the actual taxed receipts as goal deduction rate to Party B and complete that payment before the clearance.)
(4) Sales incentives: As Party B's sales of Party A's goods grew ____ % over the previous year, Party A should pay ____ % of the year's total amount of the actual taxed receipts as sales incentives to Party B. This fee will be deducted from Party B to Party A's account payable. (The previous sales will be based on RMB ______ Yuan which was confirmed by both Party A and B.)
(5) If the factors caused the early termination of this agreement came from Party A, no matter a full year or not and as long as Party B's sales achieved the above amount, Party A should pay to comply with the conditions of special management fees, goal deduction rate and sales incentives.
(6)  Shopping Bag commission processing
     When Party A commissioned Party B to produce the shopping bags for the sales of Party A's goods, size and shape are designed by Party B; Party
     B's name can be printed on the shopping bags; Party A also commissioned Party B to give the shopping bags to consumers when selling Party A's goods. By consulting between both sides, the fees for commission to produce shopping bags are _____ % of the total payment amount on the taxed receipts which Party B should pay to Party A. If Party A had any special requirements for the shopping bags, it should be consulted by both sides.
6.2 If the fees which Party A paid to Party B did not consult in this agreement will have further agreement and both of Party A and B should strictly comply.

Article 7 - Promotions
The promotional and other fees under this article should be paid by Party A and Party B can pre-deduct from Party B to Party A's account payable.

7.1 Party A paid the promotional fees for the needs to sell goods. Party A hopes that Party B organizes and promises that it will participate in various promotional events hold by Party B's organization and paid the promotional fees.
(1)  The chain of stores' promotional activities in Shanghai region:
A. Holiday promotions: Party A should participate in the large promotional activities which are hold by Party B's organization no less than two times during holidays in a whole year. Party A should pay the promotional fees and the specific amount would be agreed by both sides in the further agreement.
B. DM promotions: Party A can not apply to participate less than two times in each year but Party B has the right to decide whether Party A was arranged to participate. Party A should pay the promotional fees and the specific amount would be agreed by both sides in the further agreement.
C. Franchise orders promotions: Party A participated in the various of franchises' promotional activities which are hold by Party B. Party A should pay the promotional fees and the specific amount would be agreed by both sides in the further agreement.


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(2)  Non-local subsidiary (branch) company's promotional activities: Party A holds a large promotional activity with Party B's each subsidiary (branch) company every year. Party A should pay the promotional fees to Party B in accordance with 2% of Party A's annual sales (included tax) in each non-local subsidiary (branch) company.
(3) Stores' celebration promotional service fees. According to the needs of Party A, Party B arranges Party A to participate in stores' celebration promotional activities and Party A should pay RMB ______ Yuan to Party B for the stores' celebration promotional service fees.
(4) Billboard support. Party B agrees to help Party A to propagate at least twice in a year. Party A should pay the commissioned advertising fees and the specific amount would be agreed by both sides in the further agreement.
(5) Party A should provide displayed supports and DM promotions to Party B's stores which sell Party A's products in a whole year. Because Party A can not complete the job by itself, it promises to pay the commission to Party B based on 1% of the total amount on taxed receipts in order to commission Party B for displayed support and DM promotions.
7.2 Gifts support. Party A agrees to provide gifts supports to Party B's newly opened stores. The gifts' quality should match up with Annex 2, Quality Requirement Annex, of this agreement.
7.3 Special holiday service fees. Party B agreed that during the national holidays, it would provide the posters or special displays and propagation and other paid services. Party A agrees to pay the special holiday service fees for RMB 800 Yuan/ per period.
7.4  Promotional relative matters
(1) Promotional packaging: Party A agreed to provide at least twice promotional packaging to Party B in a whole year and the quantity would be confirmed from further consulting.
(2) During promotional period, Party A guarantees that it will meet the availability of supply. If Party A can not meet the requirement, it should pay RMB 10,000 - 50,000 Yuan for the loss compensation and bear all the losses.
(3) During the promotional activities, if any mistakes happened on Party B's sales job resulted from Party A's faults, Party A should pay RMB 5,000 - 10,000 Yuan for the loss compensation. If the loss compensation fees are not enough to cover Party B's losses, Party A should absorb the compensative responsibility.

Article 8 - Return of Goods
8.1  Party A agrees to accept the return of unsold goods from Party B.
8.2 Party A believes that the sales of goods from Party B have enough attractions on the market. Based on this as conditions, Party A supply to Party B and commitments are as follows: As the goods' quality guaranteed periods are less than 50 days (including 50 days), Party A guaranteed that Party B must be able to sell the goods from the date of receipt of goods to the expiration of the goods. As the goods' quality guaranteed periods are more than 50 days, Party A guaranteed that Party B must be able to sell the goods within 50days after the date of receipt of goods. When Party B can not sell the goods within the above periods, Party A should withdraw goods unconditionally.


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(1)  Party A should withdraw the goods within 10 days after received Party B's returned notices (including Party B's direct managerial stores, franchises, hypermarkets, or subsidiaries, branch companies). If Party B needed replacements, Party A should agree.
(2) When Party A does not collect the goods which it should, Party B can continue selling them; but Party B did not need to pay to Party A until goods was sold.
(3) All of the costs and expenses caused by the returns of goods are covered by Party A. If Party A needed Party B's services, the specific costs charged implemented in accordance with the standard 8.3 of this agreement for the return service charge standards. The charged fees which were less than RMB 100 Yuan would be counted by RMB 100 Yuan.
(4) If Party A did not withdraw within 15 days after received the returned notice, Party A agreed to pay to Party B 0.1% of total amount of returns of goods for the storage fees.
8.3 The goods which sold by Party B, if the returns of goods met the national law, regulations, provisions and other relevant requirements for the returns of goods, Party B should allow the consumers' returns and Party A should bear the economic responsibilities for the returns of goods. When Party B provided the return services to consumers directly, Party A agreed to pay the return service fees to Party B in accordance with "Return Service Charge Standards". The payment can not be lower than RMB 100 Yuan each time and Party B pre- deducted it from the purchase payment to Party A.

Return Service Charge Standards:
     Gods need to be return                Standards
     Product quality problems              Total amounts of returns * 10%
     Providing false, expired documents    Total amounts of returns * 10%
     or fail to provide the necessary
     document
     Defective goods                       Total amounts of returns * 6%
                                           (Health products 3%)

     Seasonal goods                        Total amounts of returns * 3%
                                           (Health products 2%)
     Others                                Total amounts of returns * 3%
                                           (Health products 2%)
8.4 If Party A did not accept Party B's returns, it should agree that Party B can sell the product by _____ % discounts and the total losses caused form the discount should be covered by Party A.
8.5 Defective compensation: This is used for compensate Party B's losses when dealing with defective goods and Party B deducted it from the payment to Party A.
___  Party A agrees to pay ___ % of the total amounts for the compensations.
___ Party A agrees that Party B can fully return the defective goods and pay the return service charges instead of compensations.

Article 9 - Weeding Out and the Clearance
9.1 Party b can inform Party A to eliminate the goods under the following circumstances:
(1) Party A's goods which sold by Party B (including the three-months display of new test marketed goods) was ranked within the last 30% of the similar products;
(2) Party A stop production or shortage without any reason more than 15 days (expect seasonal products);
(3) Within quality guaranteed period, the consumers complained frequently. Party B's inspection departments determined that the good producing place did not meet the relevant provisions of country;


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(4)  Due to the quality of products are unstable, customers usually complained that the goods do not meet the Annex 2, Quality requirement, of this agreement;
(5) The goods which are claimed as failed goods by the national law enforcement departments;
(6)  The goods which are eliminated by one third of Party B's subsidiaries;
(7) The goods which Party B suggests to eliminate in accordance with the consumption rate, the quantity of returns and the cooperating situation between both sides.
9.2  Weeding out approach
     The procedure of Party A's weeding out products would follow the Article 8 of this agreement.
9.3 If the suppliers have the following situations, it should be clear from Party B and Party B has the right to ask Party A to clear:
(1) The goods which Party A supplies to Party B have different quality to samples, and Party A does not complete the rectification within 15 day after receiving Party B's notice;
(2) Party A does not follow this agreement and give the lower purchase price and more favorable purchase conditions to the third party compared to Party B, which caused Party B feel unfair;
(3) The Party A's goods do not meet the market attraction as Party A's description, and the annual total sales do not reach over RMB 500,000 Yuan;
(4) No acceptable reasons which Party B can forgive, Party A's supply capacity can not meet the demand for orders;
(5) Party A breach of commercial confidentiality obligations. Without written permission from Party B, Party A disclosed to any third party with Party B's trade secret or commercial information (including goods price, marketing plan, customer lists, financial information, contract and agreement and other technological secrets);
(6) Party A breach of regulation to provide any kind of presidents and gifts to Party B's employees, part-time job, and branches' staffs.
(7)  Party A suggested that to terminate this agreement.
9.4  Clearance processing
     When Party A clears its products, it should pay the compensation fee for RMB 5,000 to RMB 10,000 Yuan. If the compensation were not enough to compensate Party B's real loss, Party B has the right to ask for compensation.
(1)  The procedure of the clearance processing implies in accordance with the
     Article 8 of this agreement.
(2) When Party A can not move the clearance goods timely, it should pay RMB 50 Yuan per day for the place rental fees, but Party B does not have the responsibilities of them. Since the notice date, the loss, damage and all other risk responsibilities would be covered by Party A.
(3) When Party A is wed by Party B, it should leave the last payment in Party B's sides. If there were no damage within 3 months after clearance, Party B should return this payment to Party A. If there were damages to Party B, Party B has the right to deduct from the account payable to recover the loss. If Party A's payment were not enough to compensate Party B's loss, Party B had the right to ask Party A for compensations.
(4) After clearance, Party A can not ask Party B to return the fees which it paid before.


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(5)  Party A guarantees that it will respond for customers' compensation caused from the quality problems, and it will continue responding to all of the guarantees in the Article 12 of this agreement.
(6) The availability of the contract will be due until the clearance was completed.

Article 10 - Defect Warranty
10.1 Warranty for authorized defect. The goods which Party A gives to Party B can not be claimed for the rights and requests by the third party. If the third party asked the rights and request, no matter it won or not, Party A should respond to Party B and cover the travel fees, lawyers fees and all other fees which Party B paid.
The specific warranty responsibilities include:
(1) Party A ensures that the goods which it provides to Party B have legitimate and full right.
(2) Party A ensures that the goods which it provides to Party B do not have any collateral, pledge, indwelling, and other security interests and the possible existence of other rights flaws.
(3) Party A ensures that the goods which it provides to Party B does not infringe any third party's industrial property, other intellectual property rights, other civil right and etc. It's equal that Party A guaranteed that the sales in the Party B is not contain any patent infringement, trademark, copyright, portrait right and other infringement of third parties' rights of goods. If Party A's goods have violations, Party B has the right to terminate this agreement immediately and Party A should pay the loss compensation for RMB 10,000- 50,000 Yuan. If the loss compensation can not make up the Party B's actual loss, Party B has the right to ask Party A's compensation.
10.2 Quality Warranty. Party A should provide the goods in accordance with this agreement. Otherwise, Party A should bear the responsibility for breach of contract.
10.3 Party A should take all the responsibility from all commercial parties in the network (e.g. dealers, transport companies, manufactures, agents) when implementing of this agreement to its Annexes to Party B.

Article 11 - Infringement and Confidentiality
11.1 Without Party B's permission, Party A can not use Party B's trademark, firms, company name, advertising terms, store decoration design and other Party B's logo for commercial using and can not borrow Party B's name to do misleading commercial advertising externally. Otherwise, Party A's act would constitute infringement. When Party A constitutes infringement, it should be stop immediately and it should pay the loss compensation for RMB 30,000-100,000 Yuan to Party B. If it were not enough, Party A should compensate Party B's real losses.
11.2 Party A and B are strictly respond for the obligation of confidentiality as the following:
(1) The agreement itself and its contents and the implication of the business information;
(2)  Others' basic business information;
(3) The technological secrets and commercial secrets which were known when signed and implement the agreement.


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Article 12 - Guarantee, Claims, and Responsibility for Breach of the Contract
12.1 Party A and B should strictly maintain the concepts of honesty and credits and imply with the obligation under this agreement.

12.2 Party A's guarantees:
(1) The goods which were provided to Party B comply with the requirements by this agreement and do not have any rights, quality, and product liability's defects. Otherwise, if this goods caused any legal problems and economics loss to Party B and its subsidiaries, Party A should take the responsibility and cover all the charges and Party B and its subsidiaries' losses.
(2) Expect the defective goods, any action or non-action which resulted in Party B's legal disputes and suffer any damage of economy and goodwill, Party A should cover all the responsibilities and Party B has the right to request the loss from Party A.
12.3 Any tolerance, grace, concession or delay the exercise of its obligation under this agreement come from Party B to Party A do not affect Party B's original rights. It can not be seen as Party B give up the rights and Party A escape from the obligation.
12.4 Claims. If the goods which Party A provides to Party B do not meet the agreement and Party B's requirement, Party A has the responsibility and Party B has the following one or several ways to claim.
(1) Required the returns to Party A. Party A should refund all the payments to Party B and bear all the direct loss and charges, including interest, bank charges, freight fees, insurance premiums, inspection fees, warehousing, handling, regulatory protection of withdrawal and all of other necessary expenses.
(2) Required Party A's permission for Party B to sell the goods by discounting price in accordance with the poor quality goods degree, damaged degree and the loss which Party B's losses.
(3) Required Party A to use the goods which comply with this agreement to replace the Party B's defective goods and cover all of Party B's losses and expenses.
(4)  Other compensation methods which Party B can request and Party A can bear.

12.5 Liability for breach of contract
(1) If the Party A's losses came from Party B's fault, Party B would bear the legal responsibility and handle properly with a reasonable time.
(2) If Party A did not fulfilled the obligation of this agreement, it should pay the loss compensation to Party B and if the compensation fees were not enough, Party should keep bearing the responsibility of compensation. If Party A breached the agreement, Party B had the right to terminate this agreement.
12.6 If Party A's breach of contract or illegal action caused Party B's risks, Party B has the right to maintain Party A's property in order to urge Party A to take measures as soon as possible for risk exclusion and protect its own rights and interests will not be harmed.

Article 13 - Force Majeure
13.1 Either sides due to the war or serious fires, flood, typhoon, earthquake events or other force majeure events which agreed by both sides which can affect the implementation of this agreement, the implemented due day can be delay and part of agreement can be implemented and part of them will not. The time for delay should be equivalent to the time for the impact.


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13.2 When affecting by force majeure, one party should telex and fax the situation to the other party as soon as possible. And the examined document which was issued by the relevant authorities should send by registered letter within seven days for other party to confirm.
13.3 When the force majeure events terminated or eliminated, the affected party should telex and fax the situation to inform other party and send by registered mail within seven days to confirm the informed contents.
13.4 Disclaimer force majeure. If any party's obligations under this agreement were affected by the force majeure, the delayed implementation, part of implementation and part of non-implementation were allowed. However, the affected party should make every effect to avoid or eliminate the affected factors and informed the other party immediately in accordance with 13.2 after the force majeure happened.

Article 14 - Jurisdiction of the Agreement
14.1 For any dispute involving or relating to this agreement, both sides should resolve through friendly consultations. If consensus can not be reached, the agreement was signed by the people's Court jurisdiction.
14.2 The signing of this agreement are: No.609, Longchang Rd. Shanghai, China

Article 15 - Agreement's Effective, Termination and Other
15.1 This agreement is effective since the date when both sides signed and sealed.
15.2 This agreement is valid from January 15, 2008 to December 31. 2008. After effective date, the agreement will be expire automatically. However, after expire, if both sides do not sing the new agreement or prior the signing of a new agreement and there are still practical cooperation between both sides, both sides' rights and obligations will continue the implementation of this agreement.
15.3 For any changes and modifies of this agreement, both sides must be consensus and adding corrective seals or signing the written documents as integral part of this agreement or supplemental agreement which has the same effect as this agreement.
15.4 At the end of this agreement, the outstanding debt and debt will not be affected by the expiration of this agreement. The debtor's creditors to continue to pay outstanding debt.
15.5 Under this agreement, the payment which Party A should Pay to Party B such as loss compensation fees can be deducted from Party B's account payable to Party A.
15.6 The signing of this agreement means that both sides have no discrepancies in the text and the application law for this agreement. This agreement is duplicated and both sides have one with the same legal effect.
15.7 Any one of both sides can not transfer the rights and obligations under this agreement to other side without each other's permission.
15.8 The Annexes of this agreement: Annex 1 (Definition of national supply cooperation agreement), Annex 2 (Quality requirements of national supply cooperation agreement), Annex 3 (Supply requirements of national supply cooperation agreement) are integral parts of this agreement and have the same effect as the text of the agreement. The "Party A" and "Party B" in the agreement are the same as in the annex.
15.9 None of the provinces of this agreement failure will affect any other province.


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This agreement will take effect only approval by the business manager. Business manager of Hualian Supermarket (signature):_____________________

Both sides should guarantee:

All the representatives of the signatories state and ensure that its signing of this agreement has been fully authorized. The agreement is signed after consulting by both sides. When signing this agreement, both parties have carefully read this agreement and its annexes' contents, have no objection with any provisions of this agreement and it annexes, and understand accurately about the meaning of various provisions of the law. Complying with the spirit of the law for freedom of contract, the both parties are binding after the agreement is signed.